Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2014 Full Year and Fourth Quarter Financial Results

MIDDLEFIELD, OHIO, January 27, 2015 ¿¿¿¿ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the fourth quarter and full year ended December 31, 2014.

2014 Fourth Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income increased 2.4% to $6.1 million.

•	Noninterest income grew 57.8% to $1.0 million.

•	Net income up 3.7% to $1.9 million, or $0.92 per diluted share.

•	Tangible stockholders’ equity improved 4.2% from the 2014 third quarter, and 21.4% from December 31, 2013.

•	Total net loans increased 8.2%.

•	Nonperforming assets declined to $11.6 million from $15.0 million.

•	Tier 1 capital ratio strengthened to 9.45% from 8.24%.

“I am pleased with the many operating and financial milestones we achieved in 2014,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Throughout the year we focused on strategies to improve our corporate infrastructure, expand our product offerings, enhance the ways customers interact with the bank, and increase our company’s investor profile. We accomplished these initiatives while growing our business to record levels. We ended the year with record net loans outstanding, net income, and stockholders’ equity. As we work to further leverage the investments we made last year, I am optimistic favorable operating and financial momentum will continue in 2015.”

Net income for the 2014 fourth quarter was approximately $1.9 million, or $0.92 per diluted share, compared to net income for the 2013 fourth quarter of $1.8 million, or $0.90 per diluted share. Net income for the 2014 full year was $7.2 million, or $3.50 per diluted share, compared to net income for the year ended December 31, 2013 of $7.0 million, or $3.47 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2014 fourth quarter were 11.98% and 1.10%, respectively, compared with 13.45% and 1.10% for the 2013 fourth quarter. ROE and ROA were 12.17% and 1.07%, respectively, for the 2014 full year, compared with 13.17% and 1.06% for the same period last year.

Mr. Caldwell continued: “Our new secondary mortgage offering expanded significantly in the fourth quarter and contributed $125,000 to noninterest income, which helped drive a 57.8% year-over-year increase in total noninterest income in the fourth quarter. We are optimistic growth in this product line will continue as we further expand this offering and our capabilities. During 2014, we made it easier and more convenient for customers to interact with the bank by enhancing our online capabilities and completing the roll-out of our mobile banking platform. As I have stated in previous news releases and shareholder letters, Middlefield has a strong foundation to support its long-term growth objectives and enhance shareholder value. While we continue to focus on growing our banking franchise, we will remain dedicated to conservatively managing risk and performance.”

Income Statement

Net interest income for the 2014 fourth quarter increased slightly to $6.1 million, compared to $5.9 million for the 2013 fourth quarter. For 2014, net interest income increased 3.8% to $23.8 million, compared to $22.9 million for 2013. The fourth quarter and twelve month increases in net interest income were driven by a reduction in funding costs, primarily time deposits. The net interest margin for the 2014 fourth quarter was 3.91%, compared to 3.73% for the same period of 2013. For 2014, the net interest margin was 3.94%, compared to 3.85% for the same period last year.

Noninterest income was up 57.8% for the 2014 fourth quarter and 14.1% for the 2014 twelve months. The improvement to noninterest income in the 2014 fourth quarter was primarily a result of investment gains and gains on sale of loans as a result of the company’s new secondary mortgage offering. Noninterest expense for the 2014 fourth quarter was $4.6 million, a decrease of approximately $0.2 million from the 2013 fourth quarter, primarily a result of lower operating expenses.

“Throughout 2014 we focused on prudent expense management and reducing our costs of funds, which can be seen in the seven basis point improvement we experienced in the net interest spread despite a 10 basis point reduction in the yield on earning assets. While noninterest expenses increased during the year due to higher employee, equipment, and data processing fees, expenses were down in the fourth quarter as we were successful in offsetting these higher operating costs,” said Donald L. Stacy, Chief Financial Officer. “For 2014, noninterest bearing demand deposits increased 22.8% and represented 18.0% of total deposits at December 31, 2014 versus 15.1% at December 31, 2013. The cost of interest bearing liabilities fell 18 basis points to 0.79% for 2014. We expect that higher regulatory, compliance, and technology costs will continue, but we believe our commitment to efficient cost management, high quality loans, and income diversification will more than offset these pressures.”

Balance Sheet

Total assets at December 31, 2014 increased 4.7% to $677.5 million, from $647.1 million at December 31, 2013. Net loans at December 31, 2014 were $463.8 million, compared to $428.7 million at December 31, 2013. The year-over-year improvement in net loans was a result of growth across all loan categories. Specifically, construction loans increased 18.3%, commercial and industrial loans increased 11.4%, consumer installment loans increased 10.5%, residential mortgages increased 8.4% and commercial mortgages increased 4.4%.

Total deposits at December 31, 2014 increased 3.0% to $586.1 million from $568.8 million at December 31, 2013. The slower deposit growth is due to the company’s decision to proactively manage its cost of funds. The investment portfolio, which is entirely classified as available for sale, stood at $154.3 million at December 31, 2014, compared to $157.1 million at December 31, 2013.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased 21.4% to $59.2 million for the 2014 fourth quarter, compared to $48.8 million at December 31, 2013. On a per share basis, tangible stockholders’ equity increased 20.2% to $28.84 at December 31, 2014 from $23.99 at December 31, 2013. The increase is the result of a higher level of retained earnings and accumulated other comprehensive income, which was offset by cash dividends paid to shareholders. At December 31, 2014, the company had a Tier 1 leverage ratio of 9.46%, up from 8.24% at December 31, 2013.

During the 2014 fourth quarter, the company paid cash dividends of $0.26 per share, which equaled the amount paid in the 2013 fourth quarter. For 2014, the company paid cash dividends of $1.04 per share, which represents a dividend payout ratio of 29.54% for the full year.

Asset Quality

The provision for loan losses for the 2014 fourth quarter was $0, compared to a reversal of $0.6 million for the 2013 fourth quarter. For 2014, the provision for loan losses was $0.4 million, compared to $0.2 million for the same period last year. Net charge-offs for the 2014 twelve months were $0.6 million, or 0.13% of average loans, annualized. The allowance for loan losses at December 31, 2014 stood at $6.8 million, or 1.45% of total loans, compared to $7.0 million or 1.62% of total loans at December 31, 2013.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History (dollars in thousands)
	12/31/2014	12/31/2013	12/31/2012	12/31/2011	12/31/2010

Nonperforming loans	$9,049	$12,290	$14,224	$24,546	$19,986
Real estate owned	2,590	2,698	1,846	2,196	2,302

Nonperforming assets	$11,639	$14,988	$16,070	$26,742	$22,288

Allowance for loan losses	$6,846	$7,046	$7,779	$6,819	$6,221

Ratios:
Nonperforming loans to total loans	1.92%	2.82%	3.48%	6.12%	5.37%
Nonperforming assets to total assets	1.72%	2.32%	2.40%	4.09%	3.52%
Allowance for loan losses to total loans	1.45%	1.62%	1.90%	1.70%	1.67%
Allowance for loan losses to nonperforming loans	75.66%	57.33%	54.69%	27.78%	31.13%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $677.5 million at December 31, 2014. The bank operates 10 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2014 and 2013

Balance Sheet (period end)	December 31,	December 31,
(Dollar amounts in thousands)	2014	2013
(2014 unaudited)
Assets
Cash and due from banks	$20,846	$20,926
Federal funds sold	4,793	5,267

Cash and cash equivalents	25,639	26,193
Investment securities available for sale	154,334	157,143
Loans held for sale	438	—
Loans:	470,653	435,725
Less: allowance for loan and lease losses	6,846	7,046

Net loans	463,807	428,679
Premises and equipment, net	9,980	9,828
Goodwill	4,559	4,559
Core deposit intangibles	116	156
Bank-owned life insurance	9,092	8,816
Accrued interest receivable and other assets	9,566	11,716

Total Assets	$677,531	$647,090

	December 31, 2014	December 31, 2013
Liabilities and Stockholders’ Equity
Noninterest bearing demand deposits	$105,512	$85,905
Interest bearing demand deposits	56,377	53,741
Money market accounts	75,895	77,473
Savings deposits	178,470	177,303
Time deposits	169,858	174,414

Total Deposits	586,112	568,836
Short-term borrowings	14,808	10,809
Other borrowings	10,624	11,609
Other liabilities	2,120	2,363

Total Liabilities	613,664	593,617

Common equity	35,529	34,979
Retained earnings	32,524	27,465
Accumulated other comprehensive income	2,548	(2,237)
Treasury stock	(6,734)	(6,734)

Total Stockholders’ Equity	63,867	53,473

Total Liabilities and Stockholders’ Equity	$677,531	$647,090

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2014 and 2013

(Dollar amounts in thousands)

(2014 unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans	$5,811	$5,620	$22,726	$22,496
Interest-bearing deposits in other institutions	5	7	24	30
Federal funds sold	3	3	14	15
Investment securities
Taxable interest	420	605	1,896	2,514
Tax-exempt interest	791	785	3,127	3,044
Dividends on stock	25	23	87	79

Total interest income	7,055	7,043	27,874	28,178

INTEREST EXPENSE
Deposits	866	1,023	3,633	4,709
Short term borrowings	37	37	148	178
Federal funds purchased	—	7	—	7
Other borrowings	24	35	118	166
Trust preferred securities	78	34	171	190

Total interest expense	1,005	1,136	4,070	5,250

NET INTEREST INCOME	6,050	5,907	23,804	22,928

Provision for loan losses	0	(570)	370	196

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,050	6,477	23,434	22,732

NONINTEREST INCOME
Service charges on deposits	477	488	1,876	1,956
Net securities (losses) gains	0	(164)	248	11
Earnings on bank-owned life insurance	70	71	276	280
Gains on sale of loans	217	—	237	—
Other income	262	255	951	898

Total non-interest income	1,026	650	3,588	3,145

NONINTEREST EXPENSE
Salaries and employee benefits	2,389	2,264	8,817	7,913
Occupancy expense	240	436	1,108	1,231
Equipment expense	253	347	963	950
Data processing costs	228	245	917	854
Ohio state franchise tax	73	151	342	618
Federal deposit insurance expense	88	163	449	516
Professional fees	272	291	1,086	1,174
Loss on sale of other real estate owned	64	58	183	18
Advertising expenses	121	109	488	445
Other real estate expenses	131	86	387	410
Directors Fees	100	88	403	403
Other operating expense	679	568	2,707	2,338

Total non-interest expense	4,638	4,806	17,850	16,870

Income before income taxes	2,438	2,321	9,172	9,007
Provision for income taxes	550	500	1,992	1,979

NET INCOME	$1,888	$1,821	$7,180	$7,028

	For the Three Months Ended December 31,		For the Year Ended December 31,
Per common share data	2014	2013	2014	2013
Net income per common share - basic	$0.92	$0.90	$3.52	$3.49
Net income per common share - diluted	$0.92	$0.90	$3.50	$3.47
Dividends declared	$0.26	$0.26	$1.04	$1.04
Book value per share (period end)	$31.12	$26.31	$31.12	$26.31
Tangible book value per share (period end)	$28.84	$23.99	$28.84	$23.99
Dividend payout ratio	28.23%	26.32%	29.54%	29.14%
Average shares outstanding - basic	2,049,536	2,027,680	2,041,635	2,016,862
Average shares outstanding - diluted	2,059,561	2,032,611	2,049,506	2,024,040
Period ending shares outstanding	2,052,495	2,032,304	2,052,495	2,032,304

Selected ratios
Return on average assets	1.10%	1.10%	1.07%	1.06%
Return on average equity	11.98%	13.45%	12.17%	13.17%
Yield on earning assets	4.52%	4.45%	4.57%	4.67%
Cost of interest bearing liabilities	0.79%	0.83%	0.79%	0.97%
Net interest spread	3.73%	3.62%	3.78%	3.71%
Net interest margin	3.91%	3.73%	3.94%	3.85%
Efficiency (1)	61.61%	69.00%	61.55%	61.03%
Equity to assets at period end	9.46%	8.24%	9.46%	8.24%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	December 31, 2014	December 31, 2013

Commercial and industrial	$60,744	$54,498
Real estate - construction	30,296	25,601
Real estate - mortgage:
Residential	227,621	210,310
Commercial	147,413	141,171
Consumer installment	4,579	4,145

Total Loans	470,653	435,725

Asset quality data	December 31, 2014	December 31, 2013
(Dollar amounts in thousands)
Non-accrual loans	$7,346	$8,350
Troubled debt restructuring	1,537	3,759
90 day past due and accruing	165	181

Non-performing loans	9,049	12,290
Other real estate owned	2,590	2,698

Non-performing assets	$11,639	$14,988

Allowance for loan losses	$6,846	$7,046
Allowance for loan losses/total loans	1.45%	1.62%
Net charge-offs:
Quarter-to-date	$442	$205
Year-to-date	570	929
Net charge-offs to average loans, annualized
Quarter-to-date	0.38%	0.19%
Year-to-date	0.13%	0.22%
Non-performing loans/total loans	1.92%	2.82%
Allowance for loan losses/non-performing loans	75.66%	57.33%
Non-performing assets/total assets	1.72%	2.32%